UNITED STATE
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 7, 2012

STRONGBOW RESOURCES, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-52645	20-4119257
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

250-777 N. Rainbow Blvd.
Las Vegas, NV 89107
 (Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (702) 938-3656

N/A
(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2012 Grant Petersen resigned as our Chief Executive Officer, President and Director and Robert Martin was elected to those positions. On that same date, we appointed Doug MacLellan as our Chief Operating Officer and a member of our Board of Directors.

Robert Martin (age 57) has over 30 years experience as a petroleum geologist in western Canada, United States, Australia, Colombia, Guatemala and several other countries. Mr. Martin served as president and director of Daybreak Oil and Gas, Inc. (OTC.BB) from December 2005 to 2007, and is currently that company’s vice president of exploration. He is also a director and stake holder in RMJ Resources Ltd. (since 2010) and a consulting geologist with Apex Energy Consultants (since January 2009).  During the period from January 2002 to February 2005, Mr. Martin was president and director of Longbow Energy Corporation, a publically traded exploration and production company listed on the TSX exchange.

Doug MacLellan (age 61) acquired his 30 years of oil and gas experience in Canada, United States and Eastern Europe. He is a Professional Engineer with wide-ranging expertise in production, reservoir analysis, economic evaluation, drilling and facility design, and the executive management of start-up companies. Mr. MacLellan is a consulting engineer with Apex Energy Consultants (since August 2001) and since May 2011 has been a director of Brandenberg Energy Corp., an oil and gas explorer listed on the TSX-V exchange.

Mr. Martin and Mr. MacLellan plan to devote approximately 50% of their time to our business and have agreed to serve with compensation of one dollar per year until such time as the Board shall propose acceptable compensation to them.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 12, 2012

STRONGBOW RESOURCES INC.

By:	/s/ Robert Martin
Robert Martin,
Chief Executive Officer

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